UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

Callaway Golf Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Additional Information Regarding the Annual Meeting of Shareholders to Be Held on May 19, 2021

The following Proxy Statement Supplement (the “Supplement”) relates to the proxy statement (the “Proxy Statement”) of Callaway Golf Company (the “Company”), dated April 2, 2021, furnished to shareholders of the Company in connection with the solicitation by the Company’s Board of Directors of proxies to vote shares at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on May 19, 2021 at 8:00 a.m. (Pacific Time). This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 20, 2021.

THIS NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

To the Shareholders of Callaway Golf Company:

As you are aware, the 2021 Annual Meeting of Shareholders of Callaway Golf Company will be held on Wednesday, May 19, 2021, solely by means of remote communication in a virtual-only format, commencing at 8:00 a.m. (Pacific Time). The purpose of this letter is to update information contained in the Proxy Statement relating to the “broker non-vote” rules that apply to the proposal to approve an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 240,000,000 to 360,000,000 (“Proposal No. 4”).

Background Regarding Broker Non-Votes

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Characterization of Proposal No. 4 as a “Routine” Matter

The Proxy Statement indicated that Proposal No. 4 was a “non-routine” matter and that, therefore, a bank, broker, trustee or other nominee cannot vote your shares on Proposal No. 4 without receiving specific voting instructions from you. Subsequent to the mailing of the Proxy Statement, the Company was advised by the NYSE that the NYSE considers Proposal No. 4 to be a “routine” matter. Because Proposal No. 4 is a “routine” matter under NYSE rules, a bank, broker, trustee or other nominee that does not receive specific voting instructions from you may, under applicable NYSE rules, vote your shares in its discretion on Proposal No. 4. We therefore do not expect any “broker non-votes” in connection with Proposal 4.

Accordingly, the Company is hereby revising the information in the Proxy Statement to state that Proposal No. 4 is a “routine” matter for which banks, brokers, trustees and other nominees will be permitted to exercise discretion to vote uninstructed shares. The Company hereby revises the section of the Proxy Statement entitled “Voting Information—Which proposals are considered ‘routine’ or ‘non-routine’?” to read in its entirety as follows:

Which proposals are considered “routine” or “non-routine”?

The ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and the approval of the amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 240,000,000 to 360,000,000 are considered routine matters. A bank, broker, trustee or other nominee may generally vote your shares on routine matters even without receiving instructions from you, and therefore no broker non-votes are expected with respect to these proposals.

The election of directors, and the approval, on an advisory basis, of the compensation of the Company’s named executive officers are considered non-routine matters. Banks, brokers, trustees and other nominees cannot vote your shares on these proposals without receiving instructions from you, and therefore broker non-votes may occur with respect to these proposals.

Your vote is important. This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and please vote as soon as possible using one of the methods described in the Proxy Statement.

Carlsbad, California	Sincerely,

April 20, 2021

Sarah E. Kim Corporate Secretary